First Investors Financial Services Group, Inc.

FOR IMMEDIATE RELEASE	Contact: Bennie H. Duck
Telephone: (713) 977-2600

FIRST INVESTORS ANNOUNCES INTENTION TO VOLUNTARILY CEASE REGISTRATION OF COMMON STOCK AND REPORTS PRELIMINARY OPERATING PERFORMANCE FOR FISCAL YEAR 2008

  Houston, Texas - June [2], 2008. First Investors Financial Services Group, Inc. (OTC: FIFS-OB) announced today that its Board of Directors approved plans to cease registration of the Company’s common stock under federal securities laws. The Company indicated that it was taking these steps to avoid the substantial and increasing cost and expense of being a Securities and Exchange Commission reporting company and of regulatory compliance under the Sarbanes-Oxley Act of 2002. It further indicated that by taking this action, it would allow the Company to focus on increasing long-term shareholder value and to save approximately $500,000 per year in direct expenses as a result of the deregistration as well as avoiding future, incremental expenses related to compliance with Section 404 of the Sarbanes-Oxley Act.

In order to finalize the deregistration, the Company intends to file a Form 15 with the Securities and Exchange Commission on or about June [18], 2008. In order to continue to provide a market for its common stock, the Company intends to seek approval from Pink OTC Markets, Inc (formerly Pink Sheets, LLC) for listing of its common stock and from one or more market makers to continue to make a market in the stock concurrently with the effective date of deregistration,.

The Company has previously determined that the number of beneficial holders of its common stock is materially below the 300 holder minimum required for deregistration and that it has met this criterion for several years.

In addition to this announcement, the Company also announced preliminary results for the three and twelve months ended April 30, 2008. For the three months ended April 30, 2008, the Company expects to report net income, subject to any audit adjustments, of $1,134,367 or $0.25 per basic share compared to $338,999 or $0.07 per basic share for the three months ended April 30, 2007. For the twelve months ended April 30, 2008, the Company expects to report net income, subject to any audit adjustments, of $2,533,184 or $0.57 per basic share compared to $3,191,530 or $0.71 per share for the twelve months ended April 30, 2007. Adjusting for certain non-recurring items related to reversals of uncertain tax positions and the write-down of a certain investment, basic earnings per share for the three months ended April 30, 2008 would have been $0.24 per share compared to $0.08 per share for the three months ended April 30, 2007, while basic earnings per share for the twelve fiscal year ended April 30, 2008 would have been $0.46 per share compared to $0.56 per share for the twelve months ended April 30, 2007. In addition, the Company expects to report that its 30+ day delinquency rate as of April 30, 2008 was 0.72% compared to 0.50% as of April 30, 2007, while the net charge-off rate for the twelve months ended April 30, 2008 was 3.0% as compared to 2.5% for the twelve months ended April 30, 2007. Based on these results, the Company’s book value per share as of April 30, 2008 was $7.70 per share. The Company attributes its results for the current year period primarily to (i) improved yields on new loans originated during the year which, combined with a lower cost of funds which have increased the Company’s net interest margin; and, (ii) stable loss performance. These factors offset a decline in other revenue and slightly higher operating expenses.

The Company expects to conclude the 2008 audit and post its final operating results by the end of July 2008. The Company encourages all shareholders and potential investors to obtain these reports and other information on the Company and its operations through its website at www.fifsg.com or by sending a written request to the Company at the address listed on the website, attention: Chief Financial Officer.

Tommy A. Moore, Jr., President and CEO, stated, “The Board of Directors has carefully weighed the costs and benefits of continued registration of the Company’s common stock under federal securities laws and has reached the conclusion that the direct costs associated with registration and with compliance under Section 404 of the Sarbanes-Oxley Act of 2002 could not be justified given the market capitalization of the Company. We expect to be approved for listing on the Pink Sheets and will be taking steps to insure that a market will continue to be made in our stock. In addition to the significant cost savings realized, this action will allow the management team of First Investors to focus on enhancing long-term shareholder value. We will continue to provide our shareholders with quarterly and audited annual reports on our financial performance and operating trends so that they can measure our progress. These financial reports will contain substantially the same content as our current SEC filings.”

First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.